Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227491, 333-227513, and 333-249022 on Form S-3 and Registration Statement Nos. 333‐213888, 333‐220517, 333‐227490, 333-233499, 333‐236925, 333-248992, 333-259700, and 333-267539 on Form S‐8 of our report dated September 21, 2022, relating to the effectiveness of Nutanix, Inc.'s internal control over financial reporting (May 24, 2023, as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised)) appearing in this Annual Report on Form 10‐K/A for the year ended July 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 24, 2023